GSO
Geo. S. Olive & Co. LLC



               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use of our report, dated February 5, 1997, on the financial statements of Pinnacle Fund, and to the references to our Firm under the heading "Financial Highlights" in the Prospectus and the heading "Investment Advisory and Other Services" and in Item 24 of Part C in the Statement of Additional Information included in Post-Effective Amendment No. 12 to Registration Statement on Form N-1A filed by Pinnacle Fund with the Securities and Exchange Commission.



/s/ Geo S. Olive & Co. LLC
Indianapolis, Indiana
April 11, 1997